Exhibit 10.1

Agreement and General Release

           Brett Cohen, of 135 Perkins Street, Jamaica Plain, Massachusetts 02130 (hereinafter “Releasor”) in return for good and valuable consideration, enters into the following Agreement and General Release (the “Agreement” or “Release”) with HC Innovations, Inc. (hereinafter the “Company”):

1.	Resignation of Releasor. Releasor has voluntarily resigned from his position as Executive Vice-President effective July 24, 2009 and the Company has accepted Releasor’s resignation.

2.

The Consideration. In return for Releasor’s release of all claims as identified in Paragraphs 4-7 of this Agreement and for his agreement to the other terms and conditions of the Agreement and General Release, the Company agrees to pay Releasor as severance the amount of Sixty One Thousand Five Hundred Thirty Eight Dollars and 48/100 cents ($61,538.48) less all statutorily required withholdings (hereinafter, the “Consideration”). The Consideration will be paid in four monthly installments. The first payment will be made August 7, 2009 and the following three installments will be made on, September 4, 2009, October 2, 2009 and November 13, 2009. In addition, the Company will pay Releasor’s 2008 Bonus per the agreed payout schedule attached hereto.

3.

Releasor Would Not Otherwise Be Entitled To The Consideration. Releasor recognizes that the Consideration referred to in Paragraph 2 is above and beyond any amounts otherwise due Releasor for services rendered or to be rendered under the Company’s general policies or programs and that Releasor would not be entitled to the Consideration without signing this Agreement.

4.

Release Of Claims. In return for the payment of the Consideration, Releasor releases and forever discharges HC, Innovations, Inc., Enhanced Care Initiatives, Inc. and their respective affiliates, current and former officers and directors, executive committee members, executive directors, members, board members, parents, subsidiaries, divisions, predecessors, shareholders, owners, employees, agents, servants, insurers, attorneys, representatives, assigns, advisors, fiduciaries, trustees, administrators, affiliates and successors (hereafter collectively referred to as “Releasee”) from any and all claims, demands, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, promises, variances, liabilities, and damages whatsoever, both in law and in equity, which Releasor now has, or had in the past, or may ever have, whether known or unknown, including, but not limited to, those claims which directly or indirectly arise out of, or relate to, Releasor’s employment with the Company including, but not limited to, the terms, conditions and/or circumstances surrounding such employment, and/or Releasor’s resignation and/or the resulting termination of Releasor’s employment relationship with the Company. Nothing contained herein is intended as a release or waiver of Releasor’s rights or status as an owner of HC Innovations, Inc. stock and/or as the optionee of HC Innovations, Inc. stock under a certain Form Option Agreement dated February 9, 2009.

5.	Release of Claims. This Release is intended as the broadest possible release including, but not limited to, a release, waiver and discharge, without limitation, of any claims by Releasor under

Title VII of the Civil Rights Act of 1964, as amended, the 1991 Civil Rights Act, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Older Workers Benefits Protection Act, the Connecticut Workers Compensation Act, the Pregnancy Discrimination Act, the Connecticut Fair Employment Practices Act, and all other federal, state and local statutes, ordinances, executive orders and regulations prohibiting age, race, pregnancy, sex, and other types of discrimination or harassment, the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Equal Pay Act of 1963, the Rehabilitation Act, Federal Wage and Hour Laws, including 29 U.S.C. § 201, et seq., Connecticut Wage and Hour Laws including Conn. Gen. Stat. §§ 31-70 through 31-76k, the Connecticut State Family and Medical Leave Laws, the Federal Family and Medical Leave Act of 1993, any claim under Conn. Gen. Stat. §§ 31-51m and 31-51q, as amended, and all other claims under the laws of any state or municipality (pursuant to statute, regulation and/or common law) or under any other local laws, of every name or nature including, but not limited to, claims for sexual harassment, verbal or non-verbal harassment, negligent or intentional infliction of emotional distress, lost wages, negligence, negligent or intentional misrepresentation, defamation, invasion of privacy, any claim for attorneys’ fees or costs permitted under any statute or regulation, any claim for exemplary or punitive damages, any claim for wrongful termination or discharge, constructive termination and/or breach of an express or implied contract, including but not limited to, any claim under or arising from the Employment Agreement between Releasor and the Company dated February 9, 2009, and/or any claim of a breach of the covenant of good faith and fair dealing and/or any claim or charge of retaliation under any federal or state law.

6.

Non-Disparagement Clause. In return for the Consideration, Releasor agrees not to in any way or to any extent disparage, demean, discredit, deprecate, damage, slander or libel HC Innovations, Inc. or Enhanced Care Initiatives, Inc. or any affiliate of either or both entities, and not to in any way or to any extent disparage, demean, discredit, deprecate, damage, slander or libel the performance, work product or method of operating of the employees, officers, members or directors of HC Innovations, Inc. or Enhanced Care Initiatives, Inc. or any affiliate of either or both entities or otherwise cause or contribute to HC Innovations, Inc. or Enhanced Care Initiatives, Inc. or any affiliate of either or both entities being held in disrepute by the general public, employees, clients or customers or to engage in any other conduct which otherwise diminishes the reputation of any of these entities.

7.

Releasor further agrees that Releasor will not seek future employment with HC Innovations, Inc., Enhanced Care Initiatives, Inc. or any affiliate of either or both entities and understands that any refusal by HC Innovations, Inc., Enhanced Care Initiatives, Inc. or an affiliate to consider any subsequent application for employment and/or refusal to hire him is conclusively established hereunder to be based solely upon Releasor’s execution of this Agreement. Releasor agrees that by this Agreement, Releasor does, for Releasor, Releasor’s heirs, executors, administrators, assigns and anyone claiming for or through Releasor, waive, release, give up and forever discharge HC Innovations, Inc., Enhanced Care Initiatives, Inc. or any affiliate of either or both entities of and from any and all rights, actions, cause and causes of action, claims, lawsuits, or charges as may arise from Releasor’s attempts to obtain future employment with HC Innovations, Inc., Enhanced Care Initiatives, Inc. or any affiliate of either or both entities. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, estates, legal representatives, successors and assigns of the parties to this Agreement.

8.

Remedies In Event of Breach. In the event of a breach by Releasor of the terms of Paragraphs 4-7 of this Release, Releasee shall be entitled, if Releasee shall so elect, to suspend Releasee’s own performance, to institute proceedings to obtain damages for any such breach, to enforce the specific performance of this Release, to enjoin any future violation of this Release, and to exercise some or all of such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Releasor acknowledges, however, that the remedies at law for any breach of the provisions of this Release may be inadequate, that Releasee will suffer irreparable harm as a result of any such breach and that Releasee shall be entitled to injunctive relief in the event of any breach by Releasor. Nothing contained herein shall preclude Releasee from seeking monetary or other damages of any kind. In addition to the remedies outlined above, upon a breach of Paragraphs 4-7 of this Release by Releasor, the Company shall be entitled to an immediate refund of the Consideration received by Releasor.

9.

Terms of Release Confidential. Releasor agrees to keep the terms of this Release completely confidential forever and will not disclose the terms of this Release, including, but not limited to, the amount of money paid to Releasor pursuant to the Release, to any individual or entity, including, but not limited to, any current or former employees of the Company. The only disclosure of the terms of this Release that will be permitted are any disclosures necessary for tax purposes or that are otherwise required by law.

10.	Release is Voluntary. Releasor acknowledges that he has entered into this Release of his own free will and accord and represents that he has full authority and capacity to enter into this Release.

11.

Return of Company Property. Releasor represents and warrants that he has returned to the Company all property of the Company in his possession, custody or control, including, but not limited to, all keys to the office of the Company, any company charge cards and any hard copies of Company documents (other than documents relating to Releasor’s wages and/or personnel file).

12.

Deletion of Company Information Stored Electronically. Releasor represents and warrants that he has purged, deleted and/or otherwise destroyed any and all information relating to the Company and/or its business which exists in any electronic or other tangible form (other than a hard copy) and which was in his possession, custody or control. This includes information relating to the Company and/or its business which was on Releasor’s home computer, personal email account(s), lap top, blackberry, palm pilot or any similar device, cellular telephone, or which existed in any electronic or other tangible form.

13.

Applicable Law. This Release shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut, excluding its choice of law provisions. Further, this Agreement will be governed by the laws of the State of Connecticut, as applied to agreements made and performed in Connecticut by residents of Connecticut. Releasor expressly consents to the

Connecticut state and federal courts’ exercise of personal jurisdiction over Releasor for any lawsuit filed there against Releasor by Releasee, pursuant to this Agreement.

14.

Binding Nature of Agreement. This Release shall be binding on, and inure to, Releasor’s successors, heirs and assigns. This Release shall also be binding on, and inure to Releasee’s heirs, successors and assigns.

15.

Ability to Compete. Releasor and Releasee agree that Releasor is free to work for, be affiliated with and/or to pursue employment with any company or entity of his choice including, but not limited to, any company or entity which competes in whole or in part with the business of HC Innovations, Inc., and/or Enhanced Care Initiatives, Inc. and/or any affiliate of either or both of these companies. The parties further agree that Releasor is not bound by any restrictive covenant limiting his ability to seek employment with, to work for, or to be associated in any way with a company or entity that competes in whole or in part with the business of HC Innovations, Inc. and/or Enhanced Care Initiatives, Inc. and/or any entity affiliated with either or both of these companies. The terms of this Paragraph 15 of the Agreement supersede any restrictive convenant, including but not limited, to any restrictive covenant contained in the Employment Agreement dated February 9, 2009.

16.

Modification/Severability of Agreement. Should a court of competent jurisdiction find any provision of this Agreement and General Release unenforceable, in whole or in part, Releasor specifically agrees that (i) such finding shall not affect the enforceability of any other part of this Agreement, and (ii) the court may amend or modify such unenforceable provision to render it enforceable in accordance with the spirit and intent of this Agreement, to the maximum extent permitted by law.

17.

Attorney’s Fees and Costs. Releasor acknowledges and agrees that Releasee is entitled to recover from Releasor all reasonable attorney’s fees and costs associated with Releasee’s efforts to enforce this Agreement and/or to recover damages for a breach of this Agreement by Releasor, and/or which are incurred by Releasee as a result of a breach of this Agreement by Releasor.

18.	Final Expression of Agreement. This Release is intended as a final written expression of the parties’ agreement and cannot be altered or modified except by a writing signed by both parties.

19.

Assignability of Rights. Releasor acknowledges and agrees that all the rights of Releasee under this Agreement are assignable by Releasee to any successor of Releasee (whether by merger, consolidation or the sale of all or substantially all of the Company’s assets or otherwise) and shall inure to the benefit of Releasee, its successors and its assigns. By signing this Agreement, Releasor indicates his consent to the assignability of all rights of Releasee under this Agreement and represents that no further written consent shall be required.

20.	Releasor Understands Agreement. Releasor acknowledges that he has read and fully understands all provisions of this Release.

21.

Releasor Intends to Be Bound. Releasor intends to be legally bound by this Release and has signed, sealed and delivered it voluntarily, without coercion and with full knowledge of the nature and consequences of such action.

          Dated this 24th day of July, 2009.

WITNESSES:

/s/ Brett Cohen
Brett Cohen

STATE OF CONNECTICUT)
: ss.
COUNTY OF	)

          Personally appeared Brett Cohen, signer and sealer of the foregoing instrument who acknowledged the same to be his free act and deed, before me, the undersigned officer.

Commissioner of the Superior Court
Notary Public
Commission Expires:

WITNESSES:

HC Innovations, Inc.,

/s/ Matthew Hintz

Its: Vice President

STATE OF CONNECTICUT)
: ss.
COUNTY OF	)

     Personally appeared _____ in his capacity as _________, signer and sealer of the foregoing instrument who acknowledged the same to be his free act and deed on behalf of HC Innovations, Inc., before me, the undersigned officer.

Commissioner of the Superior Court
Notary Public
Commission Expires:

Dated this ________ day of July, 2009.